Exhibit 10.3

September 1, 2006
Mr. Guy Macdonald
125B Magazine Street
Cambridge, MA 02139

     Re:      Renewal of Employment Term
Dear Guy:
We are pleased to confirm the renewal of the term of your employment with the Idenix Pharmaceuticals, Inc. (the “Company”) and to amend certain terms of the Employment Agreement dated July 28, 2003 (the “Employment Agreement”) between you and the Company.
Specifically, the first employment renewal term (the “First Renewal Term”) shall be for a period of three (3) years. The First Renewal Term will commence on September 2, 2006 and continue thereafter through September 1, 2009, unless sooner terminated pursuant to the terms of the Employment Agreement. Upon expiration of the First Renewal Term, each successive renewal period will be for a term of one year and will automatically renew unless either party gives notice to the other not less than 90 calendar days prior to the expiration of the then current employment term. The Initial Term will continue through September 1, 2006.
We reaffirm that at the commencement of the First Renewal Term, your Base Salary will continue to be $313,635 and the Target Bonus will continue to be 50%.
You acknowledge and agree that all payments due to you from the Company pursuant to Section 3.G of the Employment Agreement, as previously modified, have been paid to you and all obligations of the Company with respect thereto are fully satisfied.
For purposes of notices contemplated by Section 11 of the Employment Agreement, you are hereby advised that all notices and correspondence to the Company should be sent to the address set forth above to the attention of the Company’s Chief Executive Officer with a copy (which shall not constitute notice) to the Company’s Vice President, Human Resources.
Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement. Except as modified hereby, the terms of the Employment Agreement shall remain in full force and effect.
If the terms above reflect our agreement, please acknowledge such by signing in the space provided below and returning one acknowledged copy of this letter to me.

Very truly yours,

/s/ Jean-Pierre Sommadossi
Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

Acknowledged and agreed this 1st day of
September 2006.

By:	/s/ Guy Macdonald
Guy Macdonald

cc: Mr. Paul Fanning